Exhibit 10.73
AMENDMENT NUMBER FIVE TO THE
METLIFE AUXILIARY PENSION PLAN
(As amended and restated effective January 1, 2008)
     The MetLife Auxiliary Pension Plan is hereby amended, effective January 1, 2010, as follows:
1. Part I, Article 4, Section 4.6, the first paragraph of subsection (b) shall be amended to read as follows:

“(b)
The annual variable incentive component (“AVIC”) of the Participant’s Final Average Compensation representing the MetLife Annual Variable Incentive Plan or successor annual cash bonus plan or program shall have the same meaning given to this term under the Retirement Plan. However, this component of Final Average Compensation will be determined using the average of the Participant’s highest 5 annual variable incentives (not necessarily consecutive) with respect to the 10 annual variable incentives preceding such Participant’s date of Retirement or termination (including any projected payment(s) to be made beyond the Participant’s date of Retirement or termination calculated as provided immediately below).”

2. Part I, Article 4, Section 4.6, the second paragraph of subsection (b) through the end of subsection (b) shall be amended to read as follows:
“The AVIC, as set forth in subsection (b) immediately above, projected to be made beyond the Participant’s date of Retirement or termination will be deemed equal to the result of the following calculation, as determined by the Plan Administrator in its sole discretion:

(i)	the highest of the last 3 annual variable incentives paid while the Participant was in active Company service multiplied by

(ii)
a fraction, the numerator of which is the number of months (or part thereof) that the Participant was actively employed in the calendar year(s) for which the annual variable incentive would be payable and the denominator of which is 12.

(iii)
If the fraction determined under (ii) immediately above, is less than 1, then, the fractional amount determined under (ii) shall replace an equivalent fractional amount in the lowest of the 5 highest annual variable incentives used in (b) above. This replacement shall occur only if the fractional amount determined under (ii) is greater than the fractional amount it is replacing in the lowest of the 5 highest annual variable incentives.

Notwithstanding (b)(i), (ii) and (iii), if a specific amount of annual variable incentive was already approved under its respective plan, prior to the Participant’s date of Retirement or termination, such amount shall be used instead of the deemed estimate, and such amount shall also be taken into account in determining the highest of the Participant’s last 3 annual variable incentives with regard to any annual variable incentive payable for the Participant’s year of Retirement or termination.
If, at the time of Retirement or termination, fewer than 5 annual variable incentives have been made to a Participant, then the annual variable incentive component of Final Average Compensation shall be the average of all annual variable incentives actually made to the Participant and the projected payment (described above) for the year of Retirement or termination.
For an eligible Participant who is a Commissioned Employee Final Average Compensation will be the amount described in appropriate provisions of the Retirement Plan.
Notwithstanding any other provisions of this Section 4.6, Final Average Compensation that can be taken into account to determine each Participant’s benefit under this Plan cannot exceed $4.6 million.”

     IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted in its name and behalf this 21st day of December, 2010, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY
By:	/s/ Andrew J. Bernstein

Andrew J. Bernstein, Plan Administrator

ATTEST:

/s/ Candice Martin